Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President - Finance and
Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE ANNOUNCES THIRD-QUARTER EARNINGS OF

$0.54 PER DILUTED SHARE

Establishes Fourth-Quarter Earnings Guidance and Reduces Range for Full-Year 2007

Earnings per Diluted Share to $1.92 to $1.95 from $2.00 to $2.05

THOMASVILLE, N.C. (October 25, 2007) – Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the third quarter and nine months ended September 30, 2007. For the third quarter, revenue was a record $363.3 million, an increase of 7.6% from $337.6 million for the third quarter of 2006. Net income for the third quarter of 2007 was $20.0 million, or $0.54 per diluted share, compared with $20.1 million, or $0.54 per diluted share, for the third quarter of 2006. Old Dominion’s operating ratio was 90.6% for the third quarter of 2007 compared with 89.1% for the third quarter of 2006.

Revenue increased 8.6% to $1.04 billion for the first nine months of 2007 from $960.0 million for the first nine months of 2006. Net income increased to $56.1 million, or $1.51 per diluted share, for the first nine months of 2007 from $54.7 million, or $1.47 per diluted share, for the same period in 2006. The Company’s operating ratio was 90.4% for the latest nine-month period compared with 89.7% for the first nine months of 2006.

Earl E. Congdon, Chairman and Chief Executive Officer of Old Dominion, said, “Old Dominion produced solid operating and financial results for the third quarter in an industry environment that continues to be very challenging. We are pleased with the 8.7% growth in our total tons shipped during the quarter, which surpassed our tonnage growth of 7.4% for both the first and second quarters of 2007. In addition, we achieved this growth against a tough comparison in the third quarter of 2006 that produced a 15.3% increase in tons.

“The pricing environment, however, was increasingly competitive during the third quarter, as indicated by the decline in our revenue per hundredweight of 0.7% from the third quarter of 2006 and 0.9% sequential decline from the second quarter of 2007. Although we anticipate the competitive pricing landscape will extend into 2008, we will continue to follow our basic pricing philosophy of evaluating each individual account for profitability in an effort to maintain rational pricing for our services.

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500 Old Dominion Way • Thomasville, North Carolina 27360 • (336) 889-5000

www.odfl.com

ODFL Reports Third-Quarter Earnings

October 25, 2007

“The decline in pricing adversely impacted our operating ratio, which increased 150 basis points over the prior-year quarter, despite our continued success in realizing operating efficiencies through tonnage growth and the efficient application of our technologies. We have focused on maintaining our excellent service standards throughout this competitive period in lieu of short-term cost reductions that might damage our long-term customer relationships and service reputation. The resulting increase in operating costs in the third quarter, however, was partially offset by a decline in our effective tax rate. As a result, our net income was 5.5% of revenue for the quarter compared with 6.0% for the third quarter last year.

“In spite of the sluggish environment, we have continued to expand our network of service centers across the country, which is consistent with our long-term growth strategies. We opened one new service center during the third quarter in Erie, Pennsylvania, and another on the first day of the fourth quarter in Jonesboro, Arkansas. With one additional opening planned in Eugene, Oregon, during the fourth quarter, we expect to add a total of nine service centers for the year, bringing our total number in operation to 191.”

Based on the Company’s results for the third quarter and first nine months of 2007, and its outlook for the remainder of 2007, Old Dominion today established a new range of $1.92 to $1.95 for its guidance for earnings per diluted share for 2007 compared with the previous range of $2.00 to $2.05. Consistent with this guidance, Old Dominion today established its guidance for earnings per diluted share for the fourth quarter of 2007 in a range of $0.41 to $0.44.

Mr. Congdon concluded, “Similar to our outlook at the start of the third quarter, we are cautious about the LTL industry’s growth prospects for the fourth quarter of 2007. We continue to expect that our tonnage for the fourth quarter of 2007 will improve over the same period of the prior year; however, we expect that soft demand within our industry will continue to drive a highly competitive environment, particularly with respect to pricing. Despite these challenges, we remain confident that we have the management experience and resources necessary to continue to execute our proven growth strategies designed to provide long-term profitable growth and increased shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 11:00 a.m. Eastern Daylight Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com or by going to www.InvestorCalendar.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these websites shortly after the call through November 25, 2007. A telephonic replay will also be available through November 1, 2007, at (719) 457-0820, Confirmation Number 4615805.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the Company’s ability to complete and successfully integrate acquired businesses and assets and produce the anticipated benefits from such transactions; (2) the competitive environment with respect to industry capacity and pricing, including with respect to fuel surcharges; (3) the negative impact of any unionization

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ODFL Reports Third-Quarter Earnings

October 25, 2007

of the Company’s employees; (4) the challenges associated with executing the Company’s growth strategy; (5) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (6) the availability and cost of fuel; (7) difficulty in attracting or retaining qualified drivers; (8) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability and group health and the cost of insurance coverage above retention levels; (9) the Company’s significant ongoing cash requirements; (10) the availability and cost of new equipment; (11) the costs of compliance with, or liability for violation of, existing or future governmental regulation; (12) seasonal trends in the industry, including the possibility of harsh weather conditions; (13) the Company’s dependence on key employees; (14) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; and (15) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one-to-five day service among six regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD- Technology, the Company offers an array of innovative products and services that provide direct service to 47 states within the Southeast, Gulf Coast, Northeast, Midwest, Central and West regions of the country, including 38 states within which it provides full-state coverage. In addition, through marketing and carrier relationships, Old Dominion provides service to and from the remaining states as well as international services around the globe.

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
	2007	2006	Chg.	2007	2006	Chg.
Revenue from operations	$363,298	$337,569	7.6%	$1,042,857	$960,012	8.6%
Operating income	$34,017	$36,676	(7.2)%	$99,711	$98,860	0.9%
Operating ratio	90.6%	89.1%		90.4%	89.7%
Net income	$20,010	$20,103	(0.5)%	$56,120	$54,728	2.5%
Earnings per share:
Basic and diluted	$0.54	$0.54	0.0%	$1.51	$1.47	2.7%
Weighted average shares outstanding:
Basic and diluted	37,285	37,285	0.0%	37,285	37,285	0.0%

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ODFL Reports Third-Quarter Earnings

October 25, 2007

OLD DOMINION FREIGHT LINE, INC.

Statements of Operations
(In thousands, except per share amounts)
	Third Quarter					Year To Date
	2007		2006		% Chg.	2007		2006		% Chg.
Revenue	$363,298	100.0%	$337,569	100.0%	7.6%	$1,042,857	100.0%	$960,012	100.0%	8.6%

Operating expenses:
Salaries, wages & benefits	196,595	54.1%	179,432	53.1%	9.6%	559,855	53.7%	510,252	53.1%	9.7%
Operating supplies & expenses	62,310	17.2%	56,265	16.7%	10.7%	170,214	16.3%	154,748	16.1%	10.0%
General supplies & expenses	10,336	2.8%	9,496	2.8%	8.8%	30,239	2.9%	28,596	3.0%	5.7%
Operating taxes & licenses	12,923	3.6%	12,022	3.6%	7.5%	37,706	3.6%	34,688	3.6%	8.7%
Insurance & claims	6,462	1.8%	6,969	2.1%	(7.3)%	26,576	2.5%	24,119	2.5%	10.2%
Communications & utilities	4,109	1.1%	3,442	1.0%	19.4%	11,438	1.1%	10,927	1.1%	4.7%
Depreciation & amortization	20,556	5.7%	17,476	5.2%	17.6%	59,050	5.7%	49,769	5.2%	18.6%
Purchased transportation	11,349	3.1%	11,603	3.4%	(2.2)%	33,230	3.2%	34,214	3.6%	(2.9)%
Building and office equipment rents	3,032	0.8%	2,813	0.8%	7.8%	8,766	0.8%	8,482	0.9%	3.3%
Miscellaneous expenses, net	1,609	0.4%	1,375	0.4%	17.0%	6,072	0.6%	5,357	0.6%	13.3%

Total operating expenses	329,281	90.6%	300,893	89.1%	9.4%	943,146	90.4%	861,152	89.7%	9.5%

Operating income	34,017	9.4%	36,676	10.9%	(7.2)%	99,711	9.6%	98,860	10.3%	0.9%

Other deductions:
Interest expense, net	3,354	0.9%	3,067	0.9%	9.4%	9,781	0.9%	7,095	0.7%	37.9%
Other (income) expense, net	(626)	(0.1)%	408	0.1%	(253.4)%	(384)	0.0%	855	0.1%	(144.9)%

Income before income taxes	31,289	8.6%	33,201	9.9%	(5.8)%	90,314	8.7%	90,910	9.5%	(0.7)%

Provision for income taxes	11,279	3.1%	13,098	3.9%	(13.9)%	34,194	3.3%	36,182	3.8%	(5.5)%

Net income	$20,010	5.5%	$20,103	6.0%	(0.5)%	$56,120	5.4%	$54,728	5.7%	2.5%

Earnings per share:
Basic and Diluted	$0.54		$0.54		0.0%	$1.51		$1.47		2.7%

Weighted average outstanding shares:
Basic and Diluted	37,285		37,285		0.0%	37,285		37,285		0.0%

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ODFL Reports Third-Quarter Earnings

October 25, 2007

OLD DOMINION FREIGHT LINE, INC.

	Third Quarter			Year to Date
Operating Statistics	2007	2006	% Chg.	2007	2006	% Chg.
Operating ratio	90.6%	89.1%	1.7%	90.4%	89.7%	0.8%
Intercity miles *	85,433	78,564	8.7%	241,565	222,260	8.7%
Total tons *	1,357	1,248	8.7%	3,941	3,653	7.9%
Total shipments *	1,749	1,646	6.3%	5,092	4,835	5.3%
Revenue per intercity mile	$4.25	$4.30	(1.2)%	$4.32	$4.32	0.0%
Rev/cwt ‡	$13.32	$13.41	(0.7)%	$13.24	$13.17	0.5%
Rev/cwt less FSC ‡	$11.65	$11.65	0.0%	$11.68	$11.56	1.0%
Rev/shp ‡	$206.71	$203.20	1.7%	$204.96	$198.96	3.0%
Rev/shp less FSC ‡	$180.74	$176.61	2.3%	$180.71	$174.65	3.5%
Weight per shipment	1,552	1,515	2.4%	1,548	1,511	2.4%
Average length of haul	928	930	(0.2)%	936	933	0.3%

*  - In thousands

‡   - For statistical purposes only, revenue does not include adjustments for undelivered freight required for financial statement purposes in accordance with the Company’s revenue recognition policy.

Balance Sheets	September 30, 2007	December 31, 2006
(In thousands)
Current assets	$219,098	$256,367
Net property and equipment	723,568	607,588
Other assets	39,273	28,238

Total assets	$981,939	$892,193

Current maturities of long-term debt	$12,109	$12,697
Other current liabilities	134,311	108,849

Total current liabilities	146,420	121,546
Long-term debt	254,322	261,885
Other non-current liabilities	107,457	91,142

Total liabilities	508,199	474,573
Shareholders’ equity	473,740	417,620

Total liabilities & shareholders’ equity	$981,939	$892,193

Note: Financial statements and operating statistics are unaudited.

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